UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Holdren, Larry E.
   138 Putnam Street
   P.O. Box 738

   Marietta, OH 45750-0738
2. Issuer Name and Ticker or Trading Symbol
   Peoples Bancorp Inc. (PEBO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/25/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive Vice President
   .
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  11/21/02    M        500           A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        500           D  $26.510                     D  Direct
Common Stock                                  11/21/02    M        200           A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        200           D  $26.500                     D  Direct
Common Stock                                  11/21/02    M        400           A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        400           D  $26.610                     D  Direct
Common Stock                                  11/21/02    M        1,000         A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        1,000         D  $26.618                     D  Direct
Common Stock                                  11/21/02    M        1,000         A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        1,000         D  $26.818                     D  Direct
Common Stock                                  11/21/02    M        1,000         A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        1,000         D  $26.226                     D  Direct
Common Stock                                  11/21/02    M        1,302         A  $8.802                      D  Direct
Common Stock                                  11/21/02    S        1,302         D  $26.962      5,749          D  Direct
Common Stock                                                                                     14,291         I  401(k) Plan

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Incentive Stock Option (right  $8.802          11/21/02       M                          500              (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          200              (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          400              (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          1,000            (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          1,000            (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          1,000            (1)          11/10/04
to buy)
Incentive Stock Option (right  $8.802          11/21/02       M                          1,302            (1)          11/10/04
to buy)
Incentive Stock Option (right  $14.256                                                                                 04/27/10
to buy)
Incentive Stock Option (right  $15.665                                                                                 04/01/09
to buy)
Incentive Stock Option (right  $19.639                                                                                 07/23/08
to buy)
Incentive Stock Option (right  $19.925                                                                                 12/03/07
to buy)
Incentive Stock Option (right  $24.770                                                                                 05/09/12
to buy)
Non-Qualified Stock Option     $24.770                                                                                 05/09/12
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Incentive Stock Option (right  11/21/02  Common Stock                   500                                     D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   200                                     D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   400                                     D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   1,000                                   D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   1,000                                   D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   1,000                                   D   Direct
to buy)
Incentive Stock Option (right  11/21/02  Common Stock                   1,302                     13,199        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,630                     3,630         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   7,321                     7,321         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   778                       778           D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   7,577                     7,577         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   2,357                     2,357         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   1,657                     1,657         D   Direct
(right to buy)

Explanation of Responses:

(1)
25% annual vesting beginning 2 years after date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Holdren, Larry E.
DATE 11/25/02